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                                                                                                                          Exhibit 12


                                              TRANSAMERICA CORPORATION AND SUBSIDIARIES
                                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                    (Dollar amounts in millions)


                                                                                    Year Ended December 31,

                                                           1998               1997            1996           1995            1994

Fixed charges:
   Interest and debt expense ...................       $     429.1       $     420.9       $   396.5       $   381.5       $   319.7
   Minority interest charges ...................              56.2              42.8            18.8            17.2             3.3
   One-third of rental expense .................              34.5              36.1            19.0            21.3            26.9
                                                       -----------       -----------       ---------       ---------       ---------
      Total ....................................       $     519.8       $     499.8       $   434.3       $   420.0       $   349.9
                                                       ===========       ===========       =========       =========       =========


Earnings:
   Consolidated operating income from
      continuing operations ....................       $     707.0       $     532.0       $   501.5       $   390.1       $   336.9
   Provision for income taxes ..................             356.2             129.8           160.1           180.9           204.6
   Fixed charges ...............................             519.8             499.8           434.3           420.0           349.9
                                                       -----------       -----------       ---------       ---------       ---------
      Total ....................................       $   1,583.0       $   1,161.6       $ 1,095.9       $   991.0       $   891.4
                                                       ===========       ===========       =========       =========       =========


Ratio of earnings from continuing operations
   to fixed charges ............................              3.05              2.32            2.52            2.36            2.55
                                                       ===========       ===========       =========       =========       =========

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